Exhibit 10.25

PERSONAL AND CONFIDENTIAL

April 25, 2016

Jean-Marc Germain

28 Cavenswood LN

Owings Mills, MD 21117-2914

USA

Re:	Employment Letter

Dear Jean-Marc:

We are pleased to make an offer of employment to you as Chief Executive Officer of Constellium N.V., a Netherlands naamloze vennootschap (the “Company”), and its subsidiaries (collectively, the “Constellium Group”). Your official starting date will be a date to be mutually agreed by the parties (the “Effective Date”).

The following are the key points in our offer:

1. Term. Your employment with Constellium Rolled Products Ravenswood, LLC (“Ravenswood”) shall begin on the Effective Date and shall continue until terminated in accordance with this employment letter (this “Agreement,” and such term of employment, the “Term”). Although you will be appointed Chief Executive Officer of the Company as described in Section 2, you will be employed and your benefits will be administrated by Constellium Rolled Products Ravenswood, LLC (“Ravenswood”).

2. Position and Duties.

(a) Position. Your appointment to the Board of Directors of the Company (the “Board”) as executive director shall be proposed to the shareholders of the Company for vote at the annual general meeting of the Company’s shareholders scheduled to be held in June 2016, and, subject to such shareholder approval, the Board will then promptly appoint you as the Chief Executive Officer of the Company, effective as of the Effective Date. In this role, you shall report to the Board. Following the Effective Date, you and the Board will mutually agree as to whether you will be appointed as President (or any similar role) of any subsidiary of the Company and whether you will serve as a member of the board of directors of any member of the Constellium Group (in addition to the Company) and any committees of any member of the Constellium Group.

(b) Duties. Subject to the ultimate authority of the Board, you will have full responsibility and management oversight control over the business and strategic planning function of the Constellium Group. Your key responsibilities will include, without limitation, reporting to the Board, meeting with the investment community, relationships with new and existing customers, stakeholders, and other external constituencies (including governments), and such other duties that may be reasonably required or that may be reasonably requested by the Board from time to time (the “Duties”). You may delegate your powers to the extent required by the Duties and good governance practices, and within the limits set out by applicable laws and regulations. You will be expected to devote substantially all of your working time to the Duties. In connection with the foregoing, the Board is aware that you currently serve, and agrees that you may continue to serve during the Term, on the board of directors of each of the entities designated on a list provided by you to the Board in writing prior to the date hereof, so long as such entity does not compete with the Constellium Group by carrying out any activity in the Business (as defined below) in any geography in which the Constellium Group carries out the Business. After the date hereof, you may not join the board of directors or similar body of any other for-profit entity without the prior written consent of the Board.

(c) Location. You will be based in an office located on the East Coast of the United States, but we expect you to spend a significant amount of time in Zurich, Switzerland, Paris, France, New York City, USA, Amsterdam, Netherlands, and the Constellium Group’s other operating sites.

3. Compensation.

(a) Base Salary. Your annual salary will be $950,000, payable on a biweekly basis in accordance with Ravenswood’s normal payroll practices in effect from time to time (the “Base Salary”). The Base Salary will be subject to review on an annual basis by the Board, commencing in or about April 2017.

(b) Annual Bonus. You will be eligible for an annual performance bonus pursuant to the terms and conditions of the Executive Performance Award Plan (the “EPA Plan”), including the attainment of performance targets, established by the Board (or a committee thereof, including the Remuneration Committee) from time to time in its sole and absolute discretion after consultation with you each year. Your target annual bonus will be 120% of your Base Salary (the “Target Bonus”). Your maximum annual bonus will be 180% of your Base Salary. Awards under the EPA Plan shall be paid after the closing of the performance year with the first payroll after the Board (or a committee thereof, including the Remuneration Committee) has validated the financial results and the resulting payout. The EPA Plan is provided at the discretion of the Company and is not a contractual entitlement. Participation in the EPA Plan in one year does not create a right to future participation in the EPA Plan. The Company reserves the right to amend the EPA Plan at its discretion at any time and for any reason whatsoever. If you are terminated at any point during the year, your right to an EPA Plan award, if any, in respect of such year shall be determined in accordance with this Agreement and the applicable terms and conditions of the EPA Plan to the extent consistent with this Agreement.

(c) Equity Awards. Upon or promptly following the commencement of the first trading window period following the Effective Date, the Company shall grant you (i) an award of performance-based restricted stock units with a target number of shares of 150,000 and a maximum numbers of shares of 450,000, which shall vest on the third anniversary of the date of grant, subject to your continued employment and the achievement of certain performance goals, and shall have such other terms and conditions, as set forth in a performance-based restricted stock unit grant letter and award agreement substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively; (ii) an award of 100,000 restricted stock units, which represent your ordinary course 2016 long- term equity compensation grant, and which shall vest on the third anniversary of the date of grant, subject to your continued employment, and shall have such other terms and conditions as set forth in a restricted stock unit award agreement substantially in the form attached hereto as Exhibit B; and (iii) an award of 100,000 restricted stock units, which shall vest in equal installments on the first two anniversaries of the date of grant, subject to your continued employment, and shall have such other terms and conditions as set forth in a restricted stock unit award agreement substantially in the form attached hereto as Exhibit C. Future equity compensation awards will be at the discretion of the Remuneration Committee of the Board.

(d) Employee Benefits. You will participate in the Ravenswood Employee Benefit Program (the “Employee Benefit Program”), which provides medical, prescription drug, and dental care benefits, basic and optional term life insurance coverage, basic and voluntary accidental death and dismemberment coverage, dependent term life insurance coverage, long-term disability coverage, short term disability coverage, a flexible spending program, and an employee assistance program. You will also be eligible to participate in the Ravenswood Salaried Employees Defined Contribution Plan 401 (k) (the “401(k) Plan”), under the same terms and conditions as other Ravenswood employees. As with all employee benefits, Ravenswood reserves the right to amend or terminate the Employee Benefit Program and the 401 (k) Plan and the benefits provided thereunder at any time.

(e) Perquisites. Ravenswood will make available at your selection either a car for your use or a monthly automobile allowance, in each case, in accordance with Ravenswood’s automobile policy.

(f) Annual Physical. The Company will pay for your annual physical with a physician of your choice.

(g) Vacation. You will be entitled to five weeks of paid vacation per year during the Term.

(h) Expenses. Ravenswood will reimburse you for reasonable and substantiated transportation, hotel, meal, telephone, and other business expenses in accordance with Ravenswood’s expense reimbursement policy as in effect from time to time. All business expenses incurred in the course of your Duties must be documented on a form prescribed by Ravenswood and substantiated by receipts.

(i) D&O Insurance. During the Term and for six years thereafter, you will be provided with directors’ and officers’ insurance coverage at the Company’s expense in respect of your performance of the Duties pursuant to the Company’s directors’ and officers’ insurance coverage in effect from time to time.

(j) Indemnification. At all times during the Term and thereafter during which you may be subject to liability in respect of your employment with the Company, you shall be indemnified and held harmless to the maximum extent permitted under the Company’s articles of incorporation and bylaws (including advances of attorneys’ fees and other expenses to the extent set forth therein).

4. Termination of Employment.

(a) Death or Disability. Your employment with the Constellium Group shall automatically terminate upon your death during the Term. If the Company determines in good faith that you have experienced a Disability (as defined below) during the Term, it may provide you with written notice of its intention to terminate your employment. In such event, your employment with the Constellium Group shall terminate effective on the 30th day after receipt of such notice by you (the “Disability Effective Date”) if, within the 30 days after such receipt, you shall not have returned to full-time performance of the Duties. For purposes of this Agreement, “Disability” shall mean your absence from the Duties on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to you or your legal representative. You agree to cooperate with any examination by such physician as requested by the Company.

(b) Termination by the Company. The Company may terminate your employment with the Constellium Group during the Term either with or without Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:

(i) your gross negligence or willful misconduct in the performance of the Duties;

(ii) your conviction of, or plea of nolo contendere to, a felony or your breach of or failure to perform your material obligations under any written agreement entered into between you and any member of the Constellium Group;

(iii) your breach of the bylaws of the Company (or any member of the Constellium Group at which you hold an officer position) or of any material legal duty to the Constellium Group;

(iv) your failure to follow the lawful and reasonable instructions of the Board or the Delegation of Authority of Constellium;

(v) your breach of any material provision of this Agreement (including, without limitation, Section 6 or Section 7); or

(vi) your failure to cooperate in any audit or investigation of the Constellium Group;

in each case, after written notice of the breach or of the failure that has not been remedied within 14 calendar days from the date of your receipt of notice (to the extent remedy is reasonably possible, as determined by the Board).

(c) Resignation by You. You may resign your employment with the Constellium Group during the Term either with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without your consent:

(i) a material reduction in your Base Salary and/or your Target Bonus (but not including any diminution related to and in the same proportion as a broader compensation reduction that is not limited to any particular employee or executive);

(ii) a material reduction in the Duties or your responsibilities;

(iii) the Company’s failure to nominate you for election to the Board;

(iv) a material adverse change in the reporting structure applicable to you;

(v) the Company’s failure to obtain an agreement from any successor to the Company or member of the Constellium Group, as applicable, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or member of the Constellium Group, as applicable, would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vi) any material breach by the Company or any member of the Constellium Group of Section 3 of this Agreement;

provided, however, that none of the events described in the foregoing clauses (i) through (vi) shall constitute Good Reason unless (A) you have notified the Board in writing describing the events that constitute Good Reason within 30 days following the initial existence of the condition, (B) the Company or the applicable member of the Constellium Group fails to cure such events within 30 days after its receipt of such written notice, and (C) you actually resign your employment within 30 days following the end of such cure period.

(d) Notice of Termination. Any termination by the Company or by you shall be communicated by Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Company or by you to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason, respectively, shall not waive any right of the Company or you hereunder or preclude the Company or you from asserting such fact or circumstance in enforcing the Company’s or your rights hereunder.

(e) Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if your employment is terminated by the Company with Cause, the date of receipt of the Notice of Termination by you or any later date specified therein; (ii) if your employment is terminated by you without Good Reason or by the Company without Cause, the date that is three months following the date of receipt of such notice by the other party, or such earlier date as mutually agreed by you and the Company; (iii) if your employment is terminated by you with Good Reason, the date specified in the Notice of Termination in accordance with Section 4(c), or such earlier date as mutually agreed by you and the Company; and (iv) if your employment is terminated by reason of death or Disability, your date of death or the Disability Effective Date, as the case may be. Upon your or the Company’s receipt of a Notice of Termination, as the case may be, the Company may, in its sole and absolute discretion, release you from returning to your office or performing your Duties during any portion of the notice period prior to Date of Termination (“Garden Leave”), and may appoint another person to perform the Duties; provided that, during your Garden Leave, you shall be entitled to continuation of the Base Salary and other non-cash benefits provided under this Agreement.

(f) Effect of Termination on Other Positions. If, on the Date of Termination, you are a member of the Board or the board of directors of any member of the Constellium Group or you hold any other position with any member of the Constellium Group, you shall be deemed to have resigned from all such positions as of the Date of Termination. You hereby agree to execute such documents and take such other actions as the Company may request to reflect such resignation.

5. Obligations of the Company upon Termination of Employment.

(a) Good Leaver Termination.

(i) Generally. Except as otherwise provided in Section 5(a)(ii), if, during the Term, your employment is terminated by the Company or any member of the Constellium Group without Cause or you resign with Good Reason (each, a “Good Leaver Termination”), then the Company shall pay or provide to you the following:

(A) the sum of (1) your Base Salary through the Date of Termination, to the extent not theretofore paid; plus (2) any earned but unpaid Annual Bonus owed pursuant to Section 3(b) in respect of a fiscal year of the Company ended prior to the Date of Termination; plus (3) any business expenses incurred by you that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2) and (3), the “Accrued Obligations”), with such Accrued Obligations to be paid in a lump sum within 30 days following the Date of Termination;

(B) subject to Section 5(d) and your compliance with Section 6, an amount in cash equal to the sum of your Base Salary and Target Bonus (the “Severance Amount”), which Severance Amount shall be paid in cash in equal installments over the 12-month period following the Date of Termination; provided, however, that the first such installment shall be paid no earlier than the date on which the Release (as defined below) becomes effective (the “Release Date”), and the first payment shall include any portion of the Severance Amount that would have otherwise been payable during the period between the Date of Termination and the Release Date; and

(C) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy, or practice or contract or agreement of the Constellium Group through the Date of Termination (such other amounts and benefits, the “Other Benefits”).

(ii) Within One Year Following a Change in Control. Notwithstanding Section 5(a)(i), if a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan as in effect on the Effective Date) occurs during the Term and upon or during the 12-month period following such Change in Control, your employment is terminated in a Good Leaver Termination, then the Company shall pay or provide to you the following:

(A) the Accrued Obligations, which shall be paid in a lump sum within 30 days following the Date of Termination;

(B) subject to Section 5(d) and your compliance with Section 6, an amount in cash equal to the product of (1) two multiplied by (2) the sum of your Base Salary and Target Bonus (the “CIC Severance Amount”), which CIC Severance Amount shall be paid in cash in equal installments over the 24-month period following the Date of Termination; provided, however, that the first such installment shall be paid no earlier than the Release Date and the first payment shall include any portion of the CIC Severance Amount that would have otherwise been payable during the period between the Date of Termination and the Release Date; and

(C) the Other Benefits.

(b) By the Company with Cause; By You without Good Reason. If, during the Term, your employment is terminated by the Company with Cause or by you without Good Reason, this Agreement shall terminate without further obligations to you or your legal representatives, other than for the timely payment or provision of (i) the Accrued Obligations, which shall be paid in a lump sum within 30 days following the Date of Termination; and (ii) the Other Benefits.

(c) Death or Disability. If, during the Term, your employment is terminated by reason of your death or Disability, this Agreement shall terminate without further obligations to you or your legal representatives, other than for the timely payment or provision of (i) the Accrued Obligations, which shall be paid in a lump sum within 30 days following the Date of Termination; and (ii) the Other Benefits. In the event of death, the Accrued Obligations and the Other Benefits shall be paid to your estate or beneficiary, as applicable.

(d) Release of Claims. The Company’s obligation to pay the Severance Amount or CIC Severance Amount, as applicable, is conditioned on your execution, delivery to the Company, and non-revocation of a general release of claims in favor of the Company in a form provided by the Company in the time period specified therein (the “Release”).

6. Restrictive Covenants.

(a) Confidentiality; Return of Company Property. In consideration of being employed by the Company, you hereby agree and acknowledge that during the course of your employment, certain trade secrets of the Constellium Group may be disclosed to you, including, but not limited to, technical information (including methods, processes, formulae, compositions, systems, techniques, inventions, and research projects), and business information (including customer lists, pricing data, sources of supply, financial data, and marketing, production, or merchandising systems or plans). You hereby agree that, during or at any time after the termination of your employment, you shall not disclose or divulge to others, including future employees, any trade secrets, confidential information, or any other proprietary data of the Constellium Group in violation of this Agreement. Upon the termination of your employment, you shall return to the Company all documents and property of the Constellium Group, including, but not limited to, reports, manuals, and customer lists, and delete or destroy any copies of such documents and property which are on any computing or other device.

(b) Nondisparagement. The parties agree not to disparage one another or engage in criticism of one another to third parties or the general public and each agree not to seek, or cooperate with others seeking, publicity regarding any transaction.

(c) Noncompetition. During your employment and for a period of 12 months after your termination of employment for any reason (the “Restricted Period”), you shall not compete with any member of the Constellium Group (including, but not limited to, as an employee, officer, director, consultant of, or investor in, a competing entity, or otherwise) in the aluminum fabrication, packaging, or rolling business (the “Business”) in any location in which the Constellium Group conducts its operations and engages in the Business at the time of your termination of employment.

(d) Nonsolicitation. During the Restricted Period, you shall not, directly or indirectly: (i) hire, or solicit for hiring or to otherwise cease performing services for the Constellium Group, any of the Constellium Group’s employees or consultants (including persons who were employees or persons or entities that were consultants at any time in the 12 months preceding such attempt to hire or solicit); or (ii) solicit any of the Constellium Group’s customers (including persons or entities who were customers at any time in the three years preceding such attempt to solicit).

(e) Remedies. You agree that your services are unique and valuable to the Company and the other members of the Constellium Group and that these restrictive covenants are necessary for the reasonable and proper protection of the Company and the other members of the Constellium Group and their trade secrets and confidential information and that each of the restrictive covenants set forth herein is reasonable in respect to subject matter, length of time and geographic area, and that these restrictive covenants, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by them. You acknowledge that each of these restrictive covenants has a unique, substantial, and immeasurable value to the Company and the other members of the Constellium Group. You further covenant that you will not challenge the reasonableness or enforceability of any of these restrictive covenants. It is also agreed that any member of the Constellium Group will have the right to enforce all of your obligations to it under this Agreement, including through specific performance or any equitable relief available under applicable law granted by a court of competent jurisdiction. If it is determined by any court of competent jurisdiction that any of the restrictive covenants above is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of you and the Company that such restrictive covenant shall be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

7. Certain Representations. You represent that you are not bound by any restrictive covenants or other contractual limitations that would limit or restrict your ability to work for or perform the Duties to the Company or any member of the Constellium Group.

8. Miscellaneous.

(a) “At Will” Employment. The Company strives to treat all employees fairly and provide opportunity for personal growth to the fullest extent possible. The Company is an “at will” employer; however, this does not guarantee continued employment. By definition, the term “at will” entitles either you and/or the Company to terminate your employment at any time, with or without notice, and for any or no reason, with or without cause, subject to any obligations of the Company under Section 5 of this Agreement.

(b) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) Governing Law; Jurisdiction. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict-of-law provisions of any state. The courts of New York shall have jurisdiction over all disputes arising out of this Agreement.

(e) Assignment. This Agreement is personal to you and no party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Ravenswood shall have the right to assign all or any part of Ravenswood’s rights and obligations under this Agreement to any member of the Constellium Group that directly or indirectly holds or acquires all or substantially all of the assets or equity interests of Ravenswood. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon you and your legal representatives, heirs, or legatees, and the Company and its successors and assigns.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(g) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(h) Section 409A.

(i) General. The ongoing obligations under this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception under Treasury Regulations § 1.409A-1 (b)(4), the “separation pay” exception under Treasury Regulations § 1.409A-1 (b)(9)(iii), or any other exception under Section 409A of the Code shall be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

(ii) Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A of the Code provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (A) in no event shall reimbursements by Ravenswood under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (B) the amount of in-kind benefits that Ravenswood is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that Ravenswood is obligated to pay or provide in any other calendar year; and (C) your right to have Ravenswood pay or provide such reimbursements and in- kind benefits may not be liquidated or exchanged for any other benefit.

(iii) Delayed Payment. Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under this Agreement during the six-month period immediately following the Date of Termination on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your “separation from service” within the meaning of Section 409A of the Code to the extent required to avoid tax penalties to you. If you die following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate within 30 days after the date of your death. With respect to any amounts that constitute nonqualified deferred compensation under Section 409A of the Code, (A) in no event shall the Date of Termination of your employment be deemed to occur until you experience a “separation from service” within the meaning of Section 409A of the Code, and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination, and

(B) if the timing of the delivery of the Release as required under Section 5(d) could result in you selecting one of two calendar years for the receipt of any such amounts, then such payments shall not be made until the later calendar year.

(i) Entire Agreement. From and after the date hereof, this Agreement shall constitute the entire agreement between the Company and you regarding the subject matter hereof, and shall supersede any other agreement or understanding between the parties with respect to, the subject matter hereof.

(j) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

(k) Attorneys’ Fees. The Company shall reimburse you for reasonable attorneys’ fees incurred by you in connection with the review and negotiation of this Agreement.

*            *              *

If you have any questions regarding this letter, please contact sylvieJegrez-carre@constellium.com.

I look forward to a positive response and I am eager for you to become part of the team!

[Signature Page Follows]

Upon acceptance of the offer, please sign and return, to my attention, at your earliest convenience. Please retain a copy of the offer for your records.

Yours truly,

CONSTELLIUM N.V.

By:	/s/ Richard Evans
	Name:	Richard Evans
	Title:	President of the Board

CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC

By:	/s/ Buddy Stemple
	Name:	Buddy Stemple
	Title:	Chief Executive Officer

ACCEPTED:

/s/ Jean-Marc Germain
Jean-Marc Germain

Exhibit A-1

Form of PSU Grant Letter

(attached)

STRICTLY CONFIDENTIAL
WLRK DRAFT: 4/19/16

CONSTELLIUM N.V.

TUPOLEVLAAN 41

611119 NW SCHIPHOL-RIJK

THE NETHERLANDS

Jean-Marc Germain

2016 Performance-Based Restricted Stock Unit Award Letter

Dear Jean-Marc,

We are pleased to inform you that, in accordance with the 2013 Equity Incentive Plan (the “Plan”) of Constellium N.V., a Netherlands naamloze vennootschap (the “Company”), you have been selected by the Remuneration Committee of the Board of Directors of the Company (the “Committee”) to receive an award of performance-based restricted stock units (the “Performance RSUs”), on the terms and subject to the conditions set forth below:

This award of Performance RSUs is subject to the provisions of (i) the 2016 Performance-Based Restricted Stock Unit Agreement (the “Agreement”), which is attached hereto and which we request that you execute along with this award letter, and (ii) the Plan. Capitalized terms not defined in this award letter have the meanings given to them in the Agreement.

Grant Date: [●], 2016.1

Total Target Number of RSUs: 150,000 (which amount may be increased if applicable performance conditions are exceeded).

Vesting: The Performance-Based RSUs will vest only if, and at the time:

•	The presence condition is met: you are continuously employed or under contract by / with the Company or any of its Subsidiaries or Affiliates from the Grant Date (and not being in a termination notice period) through the third anniversary of the Grant Date (the “Maturity Date”), except if you qualify for Retirement and your employment terminates prior to such Maturity Date or if the Committee waives this condition; and

•	The performance conditions are satisfied: the performance conditions are based on the Company’s Total Shareholder Return versus the Peer Group during each Performance Period (as defined in Appendix A to the Agreement).

[1]	Some Participants may be required to comply with applicable holding periods linked with their country of taxation. This will be detailed in specific subplans.

Neither the Company, any of its Subsidiaries, any of its Affiliates, nor any of their directors shall incur any liability with respect to the personal tax or social security treatment of a Participant in relation to the award of Performance RSUs or the entering into the Agreement.

Please acknowledge your agreement to receive the Performance RSUs in accordance with the terms and conditions set forth in the Agreement by returning the acceptance form duly completed and signed and the attached Agreement.

Thank you again for your contribution to value creation at the Company.

Very truly yours,

Constellium N.V.

By:
Marc Boone
VP Human Resources

Acknowledged and agreed:

Jean-Marc Germain

2

Exhibit A-2

Form of PSU Award Agreement

(attached)

STRICTLY CONFIDENTIAL
WLRK DRAFT: 4/19/16

CONSTELLIUM N.V.

2016 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS 2016 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “Performance RSUs”) referred to in the 2016 Performance-Based Restricted Stock Unit Award Letter delivered in hard copy or electronically to Participant (“2016 Award Letter”), is by and between CONSTELLIUM N.V. (the “Company”), and the individual identified on the last page hereof (the “Participant”).

1. Grant of Performance RSUs. Subject to the terms and conditions of the Constellium N.V. 2013 Equity Incentive Plan, as amended and restated from time to time (the “Plan”), this Agreement, and the 2016 Award Letter, the Company hereby grants to the Participant an award (the “Award”) of Performance RSUs shown in the 2016 Award Letter effective [●], 2016 (the “Effective Date”). The Award gives the Participant the opportunity to earn the right to receive the number of ordinary shares of the Company (the “Target Number of Shares”) equal to the Total Target Number of RSUs shown in the 2016 Award Letter (the “Target Number of Performance RSUs”) if the Target Goal, as established by the Committee, is achieved by the Company over the Performance Period. These shares, together with any other shares that are transferable under this Agreement, are referred to in this Agreement as “Shares.” Until the Shares vest and the Participant receives such Shares under the terms of Paragraph 6 below, the Participant shall have no rights as a shareholder of the Company in respect of the Shares.

2. Incorporation of Plan and Acceptance of Documents. The Plan is incorporated by reference and all terms used herein that are not defined in this Agreement (including the attached Appendix A) or in the 2016 Award Letter shall have the meaning set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan, and hereby automatically accepts the Performance RSUs subject to all the terms and provisions of the Plan and this Agreement.

3. Committee Decisions and Interpretations: Committee Discretion. The Participant hereby agrees to accept as binding, conclusive, and final all actions, decisions, and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4. Performance Measures: Number of Shares Payable to the Participant.

(a) Performance measures (as defined in Appendix A) established by the Committee are based on targeted levels of relative Total Shareholder Return (“TSR”). The Committee establishes goals for Constellium TSR in respect of the Performance Period and the designated numbers of Shares that may be received by the Participant based upon the achievement of each goal during the Performance Period, more fully described in Appendix A hereto. The number of Shares that may be received by the Participant if the Target Goal is reached is equal to the Target Number of Shares.

(b) The Performance RSUs awarded to the Participant and subject to this Agreement as reflected in Paragraph 1 above represents the Participant’s opportunity to earn the Target Number of Shares upon (i) certification by the Committee that 100% of the Target Goal for TSR for the Performance Period has been met and (ii) satisfaction of all the other conditions set forth in Paragraph 5 below.

(c) Subject to the Committee’s discretion as set forth in Subparagraph 4(d) below and to satisfaction of all other conditions set forth in Paragraph 5 below, the actual number of Shares earned by and transferable to Participant upon certification of TSR results and satisfaction of all other conditions set forth in Paragraph 5 below may be increased or decreased depending on the level of TSR certified by the Committee at the end of the Performance Periods as set forth in Appendix A.

(d) Notwithstanding any other provision of this Agreement or the Plan, the Committee may in its sole and absolute discretion adjust, increase, reduce, the number of Shares payable to the Participant based on such factors as it deems appropriate, including, but not limited to, the Company’s performance.

5. Vesting.

(a) Notwithstanding any other provision of this Agreement, the Participant shall not be entitled to any transfer of Shares under this Agreement unless and until the Participant satisfies applicable vesting conditions for such payment.

(b) Except as otherwise provided in Subparagraphs 5(c) – 5(e) below and subject to the provisions of Subparagraph 4(d) above, the Participant shall vest in Shares under this Agreement only if, and at the time that, both following conditions are fully satisfied:

(i) The Participant remains an active employee of the Company, any of its Subsidiaries or its Affiliates, through the third anniversary of the Effective Date (the “Maturity Date”); and

(ii) The Committee certifies that the Company has met TSR targets at least equal to or above the Threshold Goal. Certification of the performance achievement level, if any, by the Committee for each Performance Period shall be made yearly by each applicable anniversary of the Effective Date or as soon thereafter as is administratively practicable.

(c) If the Participant qualifies for Retirement (as defined below) and the Participant’s employment or consulting relationship with the Company terminates prior to the Maturity Date, and the Committee certifies that the performance measures for the Performance Period are satisfied under this Agreement, then upon such certification, the Participant shall vest in that number of Shares the Participant would otherwise have received for the Performance Period, prorated to reflect that portion of the Performance Period prior to the Participant’s termination of employment or consulting relationship with the Company.

The pro rata number of Shares in which the Participant shall become vested in such case shall equal that number determined by multiplying (i) the number of Shares the Participant would otherwise have received for the Performance Period in accordance with Paragraph 4 above times (ii) a fraction, the numerator of which is the number of full months in the period that begins with the month that contains the Effective Date and ends with (and includes) the month in which the Participant’s employment or consulting relationship with the Company terminates due to the Participant’s Retirement, and the denominator of which is the total number of full months in the period that begins with the month that contains the Effective Date and ends with the month that contains the Maturity Date.

For purposes of this Agreement, “Retirement” means the Participant’s retirement at the minimum age under legal statute or any applicable contract required to be eligible for full retirement entitlements. However, the Committee may in its sole and absolute discretion adjust, increase or reduce, the number of Shares payable to the Participant based on such factors as it deems appropriate.

(d) Subject to the sole and absolute discretion of the Committee, if the Participant dies, becomes disabled or experiences a voluntary or involuntary termination of his/her services with the Company, any of its Subsidiaries or its Affiliates prior to the Maturity Date other than due to a Retirement (such date, the “Separation Date”), then no share will vest.

(e) In the event of a Change in Control of the Company, all Performance RSUs held by the Participant under the Agreement shall be deemed to be earned and vest in full and be free of restrictions and for the purposes hereof, the Target Goals shall be deemed to be reached at 100%, unless the Committee decides otherwise.

More generally, the Committee may in its sole and absolute discretion adjust, increase, reduce, the number of Shares payable to the Participant based on such factors as it deems appropriate.

6. Conversion & Dividends.

(a) Upon conversion of Performance RSUs into Shares under this Agreement, such Performance RSUs shall be cancelled. Shares that become transferable under this Agreement will be issued or purchased by the Company and transferred to the Participant, upon satisfaction of any required tax withholding obligations, if any, no later than March 15th of the year following the year in which the Maturity Date occurs.

(b) The Company shall pay to the Participant a cash amount equal to the product of (x) all Dividends, if any, paid on a Share from the Effective Date to the delivery date of the Shares as specified in Subparagraph 6(a) and (y) the number of Shares delivered to the Participant on such delivery date (including for this purpose any Shares that would have been delivered on such delivery date but are withheld to satisfy tax withholding obligations).

7. Other Provisions.

(a) The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(b) Performance RSUs, Shares, and Participant’s interest in Performance RSUs and Shares, may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in Shares and (ii) the transfer of Shares under this Agreement. Further restrictions as to resale of Shares delivered to the Participant under this Agreement may be imposed by applicable provisions of a sub-plan that the Participant may be subject to.

(c) If the Participant at any time forfeits any or all of the Performance RSUs pursuant to this Agreement, the Participant agrees that all of the Participant’s rights and interest in such Performance RSUs and in Shares issuable thereunder shall terminate upon forfeiture without payment of consideration.

(d) The Committee shall determine whether an event has occurred resulting in the forfeiture of the Performance RSUs and any Shares issuable thereunder in accordance with this Agreement and all determinations of the Committee shall be final and conclusive.

(e) The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(f) The parties to this Agreement intend that this Agreement meets the requirements of Section 409A of the Code and recognize that it may be necessary to modify this Agreement and/or the Plan to reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(g) The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(h) Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company, its Subsidiaries or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employment of the Company and/or Affiliate.

8. Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Constellium NV., Tupolevlaan 41 - 611119 NW SCHIPHOL RIJK, Attention: Marc Boone. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner.

9. Tax Consultation. The Participant understands he or she will incur tax consequences as a result of acquisition or disposition of the Shares. The Participant agrees to consult with any tax consultants deemed advisable in connection with the acquisition of the Shares and acknowledges that he or she is not relying, and will not rely, on the Company for any tax advice.

Constellium N.V.

/s/ Marc Boone

Marc Boone	The Participant

VP Human Resources

APPENDIX A

1. Certain Definitions. For purposes of this Agreement:

•	The maximum number of Performance RSUs subject to this Award Agreement is 300% of the Target Number of Performance RSUs, of which up to 1/3 shall be eligible for vesting with respect to attainment of the Performance Measure in each of the three Performance Periods (as such term is defined below) set forth below.

•	The “Performance Measure” is relative “TSR” (as such term is defined below) for each Performance Period, meaning a comparison of the Company’s TSR against the Peer Groups’ TSR.

2. Additional Definitions. For purposes of this Agreement:

(a) Annual Target Number of Performance RSUs means one third of the Target Number of Performance RSUs.

(b) “Peer Group” is defined with the three following components and means, in respect of the Annual Target Number of Performance RSUs that may be earned for each Performance Period:

(i) For 33%, the Dow Jones Industrial Average (“DJIA”);

(ii) For 33%, the four following companies being direct “peer group competitors” of the Company: Alcoa, Allegheny, Carpenter and Kaiser, as such list may be adjusted as described below; and

(iii) For 34%, the four following “main partners” of the Company: Rio Tinto, Ball, Airbus and Ford.

When calculating the relative Total Shareholder Return, each of the four companies listed in clauses (ii) and (iii) above shall have an equal relative weight to such group of companies of one fourth.

(c) “Performance Period” means each of the following three periods:

(i)	the one-year period commencing on the Effective Date and ending on the first anniversary of the Effective Date,

(ii)	the two-year period commencing on the Effective Date and ending on the second anniversary of the Effective Date, and

(iii)	the three-year period commencing on the Effective Date and ending on the third anniversary of the Effective Date.

(d) “Total Shareholder Return” or “TSR” means (i) total shareholder return as applied to the Company or any company in the Peer Groups, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared during the Performance Period, expressed as a percentage return, and (ii) with respect to the DJIA, the variation of the DJIA index from the beginning to the end of the Performance Period, expressed as a percentage of the beginning point.

For purposes of computing the TSR, the stock price at the beginning of the Performance Period will be the average closing price of a share of common stock of the Company over the 20 trading days ending on the first day of the Performance Period and the stock price at the end of the Performance Period will be the average closing price of a share of common stock of the Company over the 20 trading days ending on the last day of the Performance Period, adjusted for changes in capital structure as set forth in the Plan or as determined at the discretion of the Committee.

The same rules described above will apply to the Peer Group.

3. Calculation. The number of Shares earned under this Agreement for each Performance Period will be calculated each year following the applicable anniversary date as follows:

FIRST: Determine the TSR for the Company, for each other company in the Peer Group, and the DJIA for the Performance Period.

SECOND: Compare the Company’s TSR against the average Peer Group TSR.

THIRD: Apply the following principles to determine if the following target goals (“Target Goals”) are achieved:

If, for a given Performance Period, the Company’s TSR is below the average of the Peer Groups’ TSR (the “Threshold Goal”), then no Performance RSUs shall vest and no Shares shall be earned by the Participant in respect of that Performance Period;

If, for a given Performance Period, the Company’s TSR is equal to the average of the Peer Groups’ TSR, then 100% of the Annual Target Number of Performance RSUs shall vest and the corresponding number of Shares shall be earned by the Participant in respect of that Performance Period, subject always to his or her complying with the service-based vesting conditions at the end of the three year period as set forth in Paragraph 5(b) of this Agreement;

If, for a given Performance Period, the Company’s TSR is above the average of the Peer Group’ TSR, then:

(i)	100% of the Annual Target Number of Performance RSUs shall vest and,

(ii)	an amount of additional Performance RSUs equal to twice of the excess of the Company’s TSR over the average of the Peer Group’ TSR shall vest (e.g., if the Company TSR exceeds the Peer Group TSR by 3%, an additional 6% of the Annual Target Number of Performance RSUs shall vest).

4. Rules. The following rules apply to the computation of the number of Performance RSUs earned:

(a) For a given Performance Period, the maximum number of Performance RSUs that may be earned is 300% of the Annual Target Number of Performance RSUs.

(b) Companies shall be removed from the “peer group competitor” and “main partner” components of the Peer Group if they undergo a Specified Corporate Change (as defined below). A company that is removed from the Peer Group before the measurement date will not be included at all in the computation of the performance factor. A company in the Peer Group will be deemed to have undergone a “Specified Corporate Change” if it:

1.	permanently ceases to be a publicly traded company on a national stock exchange or market system; or

2.	has been acquired by another company (but not including internal reorganizations, in which case the resulting public company will be deemed a member of the Peer Group), or has sold all or substantially all of its assets.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a company that is a member of the Peer Group in making a determination as to whether a Specified Corporate Change has occurred.

Exhibit B

Form of RSU Award Agreement

(attached)

STRICTLY CONFIDENTIAL
WLRK DRAFT: 4/19/16

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by Constellium N.V., a Netherlands naamloze vennootschap (the “Company”), under its 2013 Equity Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Participant:	Jean-Marc Germain (the “Participant”)

Grant Date:	[●], 2016[1]

Number of RSUs:	100,000

Vesting Schedule:	[●], 2016[2]	100%

	The RSUs shall only vest if the Participant is continuously employed by the Company from the Grant Date (and not being in a termination notice period) through the date set forth above (the “Vesting Date”).

	Any failure to satisfy the aforementioned conditions will result in an immediate forfeiture of the RSUs.

Delivery Date:	The Company shall deliver to the Participant within 30 days following the Vesting Date one Share for each RSU that becomes vested on such Vesting Date, subject to applicable tax withholding (the date on which a Share is so issued, the “Delivery Date” of such Share).

Dividend Equivalents:	On the Delivery Date, the Company shall pay to the Participant a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 3(c) of the Plan), if any, paid on a Share from the Grant Date to such Delivery Date and (y) the number of Shares delivered to the Participant on such Delivery Date (including for this purpose any Shares that would have been delivered on such Delivery Date but for being withheld to satisfy tax withholding obligations).

All other terms of the RSUs shall be as set forth in the Plan, and the Plan is incorporated herein by reference. The Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan shall control. By accepting this Award, the Participant agrees to be subject to the terms and conditions of the Plan.

[1]	Upon or promptly following the first trading window following the “Effective Date” (which is the employment start date).
[2]	3rd anniversary of the Grant Date.

This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed as of the Grant Date.

CONSTELLIUM N.V..

By:
Marc Boone
VP Human Resources

PARTICIPANT

Jean-Marc Germain

Exhibit C

Form of Sign-On RSU Award Agreement

(attached)

STRICTLY CONFIDENTIAL
WLRK DRAFT: 4/23/16

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by Constellium N.V., a Netherlands naamloze vennootschap (the “Company’), under its 2013 Equity Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Participant:	Jean-Marc Germain (the “Participant”)

Grant Date:	[●], 2016[1]

Number of RSUs:	100,000

Vesting Schedule:[2]	[●], 2017 [●], 2018	1/2 1/2

The RSUs shall only vest if the Participant is continuously employed by the Company from the Grant Date (and not being in a termination notice period) through the applicable date set forth above (each, a “Vesting Date”).

Any failure to satisfy the aforementioned conditions will result in an immediate forfeiture of the RSUs.

Delivery Date:	The Company shall deliver to the Participant within 30 days following each Vesting Date one Share for each RSU that becomes vested on such Vesting Date, subject to applicable tax withholding (the date on which a Share is so issued, the “Delivery Date” of such Share).

Dividend Equivalents:	On each Delivery Date, the Company shall pay to the Participant a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 3(c) of the Plan), if any, paid on a Share from the Grant Date to such Delivery Date and (y) the number of Shares delivered to the Participant on such Delivery Date (including for this purpose any Shares that would have been delivered on such Delivery Date but for being withheld to satisfy tax withholding obligations).

All other terms of the RSUs shall be as set forth in the Plan, and the Plan is incorporated herein by reference. The Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan shall control. By accepting this Award, the Participant agrees to be subject to the terms and conditions of the Plan.

[1]	Upon or promptly following the first trading window following the “Effective Date” (which is the employment start date).
[2]	Anniversaries of the Grant Date.

This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed as of the Grant Date.

CONSTELLIUM N.V.

By:
Marc Boone
VP Human Resources

PARTICIPANT

Jean-Marc Germain